SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            THE KINGSLEY COACH, INC.
                -------------------------------------------------
                (Exact name of Registrant as specified in Charter)

       Delaware                                          23-3003600
 --------------------------------------------------------------------------
 (State of Incorporation)                     (I.R.S. Employer I.D. Number)

                 180 U.S. Highway 522, Middleburg, PA 17842
                 ------------------------------------------
                 (Address of Principal Executive Offices)

                         2003 EQUITY INCENTIVE PLAN
                         --------------------------
                            (Full Title of Plan)

                               RALPH DICKENSON
                           The Kingsley Coach, Inc.
                             180 U.S. Highway 522
                             Middleburg, PA 17842
                               (570) 837-7114
           -------------------------------------------------------
          (Name, Address and Telephone Number of Agent for Service)

                                   Copy to:
                             ROBERT BRANTL, ESQ.
                              322 Fourth Street
                              Brooklyn, NY 11215
                               (718) 768-6045

                       CALCULATION OF REGISTRATION FEE
                                                        Aggregate
Title of          Proposed Maximum  Proposed Maximum    Amount of
Securities        Amount to         Offering            Offering  Registration
to be Registered  be Registered(1)  Price per Share(2)  Price     Fee
------------------------------------------------------------------------------
Comon Stock,      1,000,000 shares      $.13            $130,000  $10.52
 $.0001 par value



(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 1,000,000 shares by $0.13, the closing price of shares of the Common Stock on the OTC Bulletin Board on October 30, 2003.



                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Kingsley Coach, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

        (a) Kingsley Coach's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003;

        (b) the description of Kingsley Coach's Common Stock contained in its Registration Statement on Form 10-SB.

     Kingsley Coach is also incorporating by reference all documents hereafter filed by Kingsley Coach pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.


Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to Kingsley Coach, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl is the beneficial owner of 170,000 shares of the common stock of Kingsley Coach.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the i ndemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 7. Exemption from Registration Claimed.

     Not applicable.


Item 8. Exhibits.

4.1     2003 Equity Incentive Plan

5       Opinion of Robert Brantl, Esq.

23.1    Consent of Mantyla McReynolds

23.2    Consent of Robert Brantl, Esq. is contained in his opinion, filed as
        Exhibit 5.


Item 9. Undertakings.

     Kingsley Coach hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Kingsley Coach pursuant to the provisions of the Delaware General Corporation Law or otherwise, Kingsley Coach has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Kingsley Coach of expenses incurred or paid by a director, officer or controlling person of Kingsley Coach in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Kingsley Coach will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The Kingsley Coach, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middleburg and the Commonwealth of Pennsylvania on the 31st day of October, 2003.

                                 THE KINGSLEY COACH, INC.


                                 By: /s/ Ralph Dickenson
                                 --------------------------
                                 Ralph Dickenson, Chairman


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 31, 2003.


/s/ Ralph Dickenson
--------------------------
Ralph Dickenson, Director,
Chief Executive Officer,
Chief Accounting Officer


/s/ George O. R. Carlson
--------------------------
George O. R. Carlson, Director


/s/ Catherine Rimes
---------------------------
Catherine Rimes, Director


---------------------------
Verdo Lancaster, Director


---------------------------
James Whitehead, Director








                            INDEX TO EXHIBITS

4.1  2003 Equity Incentive Plan

5    Opinion of Robert Brantl, Esq.

23.1 Consent of Mantyla McReynolds

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as
     Exhibit 5.


                     *       *       *       *       *

                                                        EXHIBIT 4.1

                          THE KINGSLEY COACH, INC.

                         2003 Equity Incentive Plan

Article 1. Establishment and Purpose

    1.1 Establishment of the Plan. The Kingsley Coach, Inc., a Delaware corporation (the "Company" or "Kingsley Coach"), hereby establishes an incentive compensation plan (the "Plan"), as set forth in this document.

    1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance. The Plan is further intended to attract and retain the services of Participants upon whose judgment, interest, and special efforts the successful operation of Kingsley Coach and its subsidiaries is dependent.

    1.3 Effective Date of the Plan. The Plan shall become effective on October 24, 2003.

Article 2. Definitions

    Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

    (a) "Award" means, individually or collectively, a grant under this Plan of Stock, Nonqualified Stock Options, Incentive Stock Options, or Restricted Stock.

    (b) "Award Agreement" means an agreement which may be entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

    (c) "Board" or "Board of Directors" means the Kingsley Coach Board of Directors.

    (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (e)  "Committee" means the committee or committees, as  specified in
Article 3, appointed by the Board to administer the Plan with respect to grants of Awards.

    (f) "Consultant" means a natural person under contract with the Company to provide bona fide services to the Company which are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.

    (g) "Director" means any individual who is a member of the Kingsley Coach Board of Directors.

    (h) "Eligible Person" means an Employee, Director or Consultant.

    (i) "Employee" means any officer or employee of the Company or of one of the Company's Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

    (j) "Fair Market Value" shall mean (i) at such time as there are closing prices quoted for the Shares, the closing price of Shares on the relevant date, or (if there were no sales on such date) the next preceding trading date, all as reported on the principal market for the Shares, or (ii) at such time as there is a public market quoted without closing prices, the mean of the closing high bid and low asked on the relevant date, as reported on the principal market for the Shares, or (iii) at such time as there is no public market for the Shares, the value determined from time to time by the Board of Directors.

    (k) "Incentive Stock Option" or "ISO" means an option to purchase Shares from Kingsley Coach, granted under this Plan, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

    (l) "Insider" shall mean an Eligible Person who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of the Company, as those terms are defined under Section 16 of the Exchange Act.

    (m) "Nonqualified Stock Option" or "NQSO" means the option to purchase Shares from Kingsley Coach, granted under this Plan, which is not intended to be an Incentive Stock Option. A Nonqualified Stock Option may be styled as a warrant.

    (n) "Option" or "Stock Option" shall mean an Incentive Stock Option or a Nonqualified Stock Option.

    (o) "Participant" means a person who holds an outstanding Award granted under the Plan.

    (p) "Plan" means this 2003 Equity Incentive Plan.

    (q) "Restricted Stock" means an Award of Stock granted to an Eligible Person pursuant to Article 7 herein.

    (r) "Shares" or "Stock" means the shares of common stock of the Company.


Article 3. Administration

    3.1  The Committee.   The Plan and all Awards hereunder shall be
administered by one or more Committees of the Board as may be appointed by the Board for this purpose. The Board may appoint a Committee specifically responsible for Awards to Insiders (the "Disinterested Committee") where each Director on such Disinterested Committee is a "Non-Employee Director" (or any successor designation for determining who may administer plans, transactions or awards exempt under Section 16(b) of the Exchange Act), as that term is used in Rule 16b-3 under the Exchange Act, as that rule may be modified from time to time. If no specific Committee is appointed by the Board, then the Board in its entirety shall be the Committee. Any Committee may be replaced by the Board at any time.

    3.2 Authority of the Committee. The Committee shall have full power, except as limited by law and subject to the provisions herein, to select the recipients of Awards; to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 8 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

    The Committee shall determine which Awards are made pursuant to Rule 701 under the Securities Act of 1933, as amended.

    No Award may be made under the Plan after March 31, 2010.

    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Eligible Persons, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan

    4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the number of Shares available for grant under the Plan shall not exceed one million (1,000,000) Shares. The Shares granted under this Plan may be either authorized but unissued or reacquired Shares.

    Without limiting the discretion of the Committee under this section, unless otherwise provided by the Committee, the following rule will apply for purposes of the determination of the number of Shares available for grant under the Plan or compliance with the foregoing limits: The grant of a Stock Option or a Restricted Stock Award shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award. However, to the extent the Participant uses previously owned Shares to pay the Exercise Price or any taxes, or Shares are withheld to pay taxes, these Shares shall be available for regrant under the Plan.

    4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, Shares subject to such Award shall be again available for the grant of an Award under the Plan.

    4.3 Adjustments in Authorized Plan Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, Stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, an adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and/or the number of outstanding Options, and Shares of Restricted Stock constituting outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 5. Stock Grant

    5.1 Grant of Stock. Subject to the terms and provisions of the Plan, the Board of Directors, at any time and from time to time, may grant Shares of Stock to Eligible Persons in such amounts and upon such terms and conditions as the Board of Directors shall determine.

Article 6. Stock Options

    6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Persons at any time and from time to time, and under such terms and conditions, as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Eligible Person. The Committee may grant ISOs, NQSOs, or a combination thereof. ISOs, however, may be granted only to Employees and only if this Plan is approved by the shareholders of the Company within one year after it is adopted by the Board of Directors.

    6.2 Form of Issuance. Each Option grant may be issued in the form of an Award Agreement and/or may be recorded on the books and records of the Company for the account of the Participant. If an Option is not issued in the form of an Award Agreement, then the Option shall be deemed granted as determined by the Committee. The terms and conditions of an Option shall be set forth in the Award Agreement, in the notice of the issuance of the grant, or in such other documents as the Committee shall determine. Such terms and conditions shall include the Exercise Price, the duration of the Option, the number of Shares to which an Option pertains (unless otherwise provided by the Committee, each Option may be exercised to purchase one Share), and such other provisions as the Committee shall determine, including, but not limited to whether the Option is intended to be an ISO or a NQSO.

    6.3  Exercise Price.

    (a) Unless a greater Exercise Price is determined by the Committee, the Exercise Price for each ISO awarded under this Plan shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. If, however, the Eligible Person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, then the Exercise Price of an ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted.

    (b) The Exercise Price of a NQSO shall be determined by the Committee in its sole discretion.

    6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant (which duration may be extended by the Committee); provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. If, however, the Eligible Person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, then no Option shall be exercisable later than the fifth (5th) anniversary date of its grant.

    6.5 Vesting of Options. Options shall vest at such times and under such terms and conditions as determined by the Committee; provided, however, unless a different vesting period is provided by the Committee at or before the grant of an Option, the Options will vest on the first anniversary of the grant.

    6.6 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

    Options shall be exercised by delivery of a written notice (including e-mail and telecopies) to the Secretary of the Company (or, if so provided by the Company, to its designated agent), which notice shall be irrevocable, setting forth the exact number of Shares with respect to which the Option is being exercised and including with such notice payment of the Exercise
Price.  When Options have been transferred, the Company or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the Participant, has the right to exercise
the Option.   No Option may be exercised with respect to a fraction of a
Share.

    6.7 Payment. The Exercise Price shall be paid in full at the time of exercise. No Shares shall be issued or transferred until full payment has been received therefor.

Article 7. Restricted Stock

    7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Eligible Persons in such amounts and upon such terms and conditions as the Committee shall determine.

    7.2 Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Restricted Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

    7.3 Transferability. Except as otherwise provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period established by the Committee, if any.

    7.4 Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

    The Company shall also have the right to retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

    7.5  Removal of Restrictions.  Except as otherwise provided in this
Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Restriction Period and completion of all conditions to vesting, if any. However, unless otherwise provided by the Committee, the Committee, in its sole discretion, shall have the right to immediately waive all or part of the restrictions and conditions with regard to all or part of the Shares held by any Participant at any time.

    7.6 Voting Rights, Dividends and Other Distributions. During the Restriction Period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all regular cash dividends paid with respect to such Shares. Except as provided in the following sentence, in the sole discretion of the Committee, other cash dividends and other distributions paid to Participants with respect to Shares of Restricted Stock may be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid.

    7.7 Termination of Employment Due to Death or Disability. In the event the Employment of a Participant shall terminate by reason of death or Disability, unless otherwise provided by the Committee prior to or at the time of the Award, all Restriction Periods and all restrictions imposed on outstanding Shares of Restricted Stock held by the Participant shall immediately lapse and the Restricted Stock shall immediately become fully vested as of the date of termination of Employment.

    7.8 Termination of Employment for Other Reasons. If the Employment of a Participant shall terminate for any reason other than those specifically set forth in Section 7.7 herein, all Shares of Restricted Stock held by the Participant which are not vested as of the effective date of termination of Employment immediately shall be forfeited and returned to the Company.

Article 8. Amendment, Modification, and Termination

    8.1 Amendment, Modification, and Termination. The Board of Directors alone shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, however, that the Board of Directors may not, without the approval of the holders of a majority of the voting Shares, make any alteration or amendment to the Plan which changes the aggregate number of shares of Common Stock which may be issued under the Plan, extend the term of the Plan, or change the employees or class of employees eligible to receive Awards thereunder. The Board may at any time suspend or terminate the Plan in whole or in part.

    8.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 9. Successors

    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 10. Legal Construction

    10.1 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    10.2 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

    10.3 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to comply with a condition of Rule 16b-3 or its successors, it shall not apply to the Insiders or transactions thereby.

    10.4 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.


                     *       *       *       *       *

                                                         EXHIBIT 5


                            ROBERT BRANTL, ESQ.
                            322 Fourth Street
                            Brooklyn, NY 11215
                               718-768-6045

October 30, 2003

The Kingsley Coach, Inc.
180 U.S. Highway 522
Middleburg, PA 17842

Gentlemen:

With reference to the Registration Statement on Form S-8 which The Kingsley Coach, Inc. proposes to file with the Securities and Exchange Commission registering 1,000,000 common shares which may be offered and sold by The Kingsley Coach, Inc. under the 2003 Equity Incentive Plan (the "Shares"), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

                                          Yours,


                                          /s/ Robert Brantl
                                          -----------------
                                          Robert Brantl



                     *       *       *       *       *



                                                       EXHIBIT 23.1


October 31, 2001

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the Form S-8 Registration Statement of The Kingsley Coach, Inc., a Delaware corporation (the Registrant).

Ladies and Gentlemen:

We hereby consent to the use of our report for the years ended June 30, 2003 and 2002, dated September 29, 2003, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

                                  Sincerely,

                                  /s/Mantyla McReynolds
                                  ------------------------
                                  Mantyla McReynolds